EXHIBIT 99.1

TREND MINING ANNOUNCES BOARD RESIGNATION
Tuesday February 14, 1:10 pm ET

DENVER,  Feb. 14, 2006  (PRIMEZONE)  -- Trend Mining  Company (OTC  BB:TRDM.OB -
News) announces that Mr. Bobby Cooper has resigned from the Board of Directors of the Company effective as of February 13, 2006. Mr. Cooper has served as a member of the Board since 2002. The resignation was prompted by Mr. Cooper's desire to pursue other business interests, and he expressed an inability in the future to devote the time required to the matters of the Company.

Ishiung Wu, Chairman of the Board, said, "Trend regrets the loss of Bobby Cooper from its Board of Directors. Whereas we shall miss Mr. Cooper's counsel, we thank him for his years of service and wish him well in his new endeavors."

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend's properties include its royalty interest in the Andocollo gold mine in Chile, along with a compelling portfolio of uranium, PGM and base metal exploration projects in the United States and Canada. Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:

     Trend Mining Company
     John P. Ryan, Secretary
     (843) 842-4048